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                                                                   Exhibit 10.20

                                OMEGA CABINETS
                               1205 Peters Drive
                              Waterloo, IA  50703
                               Tel: 319-236-2256
                               Fax: 319-235-5827

Henry P. Key
President
Chief Executive Officer

                                April 10, 1995



Mr. John A. Goebel, Jr.         Mr. Michael J. Hagan
Mr. Douglas J. Conley           Mr. Thomas J. Schmidt
HomeCrest Corporations
1002 Eisenhower Drive North
P.O. Box 595
Goshen, IN  46526

Gentlemen:

On behalf of Omega Holdings, Inc. we are pleased that you have each chosen to continue your relationship with HomeCrest following the pending acquisition. There is unanimous support for your continued employment with HomeCrest, which is supported by our collective belief that your operating and management experience have clearly prepared you to guide the company in the future. HomeCrest has enjoyed significant success since you have been together as a team and we feel with your continued commitment, the company's future looks event brighter.

This letter is to confirm those material aspects of your employment arrangements and is of course conditional upon the closing of the acquisition...

     .    Base Salary
          -----------

          . Through the remainder of 1995, you will receive the same base salary that you currently receive from HomeCrest. Thereafter, your salary will be subject to review in accordance with Omega's policies for senior management .

     .    Bonus
          -----

          . You will continue to be eligible for a bonus for 1995 in accordance with HomeCrest's current bonus policy. We all understand that the criteria for eligibility may need to be adjusted to eliminate the potential effects resulting from the acquisition. Following 1995, you will be eligible for a bonus in accordance with Omega's policy for its senior management.
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     .    Stock Options
          -------------

          . You will be eligible for stock options in Omega Holdings, Inc. in the same way as other senior members of management of Omega and in accordance with the spread sheet previously discussed with you.

     .    Signing Bonus
          -------------

          . To compensate you for discontinuing the company-provided automobile (which we intend to sell) and the ExecuCare benefit, you will each receive a signing bonus of $15,000.

     .    Separation Payments
          -------------------

          . Following the acquisition, should HomeCrest terminate your employment without cause, HomeCrest will, during the six month period thereafter, pay for your medical coverage and either continue your base salary for the six month period or make such payment in a lump sum, whichever option HomeCrest shall choose.

Again, we are excited about your continued employment with HomeCrest and look forward to your favorable response to this letter. If you wish to discuss any of the matters, I am available to answer any of your questions.

Sincerely,

Hank

Agreed to and Accepted this 11 day of April, 1995.

__________________________
John A. Goebel, Jr.

__________________________
Michael J. Hagan

__________________________
Douglas J. Conley

__________________________
Thomas J. Schmidt

cc:  Andrew W. Code
     Thomas J. Formolo
     S. Michael Peck, Esq.

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